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                                                                   EXHIBIT 10.10


       SUMMARY OF THE U.S. BANCORP SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         U.S. Bancorp maintains a non-contributory, non-qualified retirement plan that pays the additional pension benefits that would have been payable under our current and prior qualified defined benefit pension plans if federal limitations on defined benefit pension plan payments were not in effect.

         Some of U.S. Bancorp's executive officers are eligible for an additional benefit that augments benefits under the U.S. Bancorp Pension Plan, the replacement benefits under this non-qualified retirement plan and certain other prior employer plans. The additional benefit ensures that eligible executives receive upon retirement a guaranteed total retirement benefit based on a percentage of the executive's final average compensation. For purposes of this additional benefit, final average compensation includes annual base salary, annual bonuses, and other compensation awards as determined by the Compensation Committee of U.S. Bancorp's Board of Directors. Eligibility for these additional benefits is determined by the Compensation Committee based on individual performance and level of responsibility.

         The additional benefits paid to executive officers are reduced by the amount of the benefits payable under U.S. Bancorp's qualified defined benefit pension plans and the replacement benefits payable under this non-qualified retirement plan. The additional benefits will be calculated as an annuity commencing at age 65. The additional benefits also are subject to offsets for Social Security benefits.